UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

HIGHLAND HOSPITALITY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-31906	57-1183293
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employer Identification No.)

8405 Greensboro Drive, Suite 500, McLean, Virginia 22102

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (703) 336-4901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 25, 2005, the Compensation Policy Committee (the Committee) of the Board of Directors (the Board) of Highland Hospitality Corporation (the Corporation) discussed with the Corporation’s President and Chief Executive Officer his recommendations for 2004 bonus awards for the named executive officers (other than the President and Chief Executive Officer) and approved such awards. The Committee also recommended that the Board approve the 2004 bonus award for Mr. James L. Francis, the President and Chief Executive Officer. The Board approved Mr. Francis’ award on January 25, 2005.

The 2004 bonus awards were granted pursuant to criteria previously approved by the Committee in January 2004, relating to the performance of the executive officers in meeting individual business objectives set at that time and the performance of the Corporation during 2004 in achieving its financial goals relating to the Corporation’s funds from operations (FFO) and growth in its hotel portfolio. For 2004, the criteria were weighted 40% on the executive’s attainment of his or her individual business objectives, 40% on the Corporation’s FFO performance for the year, and 20% on the Corporation’s success in meeting its portfolio growth objectives.

Because the Corporation has invested nearly all of the proceeds from its IPO in its hotel portfolio, the Committee and the Board have determined that they will use only the officers’ success in meeting their individual business objectives (weighted 25%) and the Corporation’s FFO performance (weighted 75%) as criteria for 2005 bonus awards, until either of them determines that other criteria are more appropriate.

The following table reflects the 2004 bonus awards made to each of the Corporation’s “named executive officers” for 2004:

Name and Principal Position	2004 Bonus Award
James L. Francis, President & CEO	$486,000

Douglas W. Vicari, Executive Vice President and CFO	$158,000

Patrick W. Campbell, Executive Vice President & CIO	$161,000

Tracy M.J. Colden, Executive Vice President & General Counsel	$158,000

Terrance P. O’Leary, Senior Vice President	$58,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHLAND HOSPITALITY CORPORATION

Date: January 31, 2005	By:	/s/ Douglas W. Vicari
Douglas W. Vicari Executive Vice President, Chief Financial Officer and Treasurer